Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR THE THIRD QUARTER
AND FIRST NINE MONTHS OF FISCAL 2005

Riverside, Calif., March 3, 2005 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s largest manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, today announced results for the third quarter and first nine months of fiscal 2005, ended January 23, 2005. The Company reported a third quarter net loss of $54.7 million or 99 cents per share, compared with a net loss of $10.2 million or 26 cents per share for the third quarter of fiscal 2004. Revenues decreased 6 percent to $564.9 million compared with $597.8 million in the prior year’s third quarter.

At the same time, the Company and its bank syndicate also announced the expansion of its secured credit facility, described below. The changes provide Fleetwood with additional borrowing capacity throughout the year and amend the EBITDA covenant to enable the Company to remain in compliance. The amount of the borrowing capacity varies in relation to the Company’s seasonal business cycles. Fleetwood also announced that it is in constructive discussions with The Coleman Company regarding the companies’ licensing dispute.

Commentary on the Quarter

“Our third quarter encompasses the three weakest months of the year in both of our businesses,” said Edward B. Caudill, president and CEO. “This particular quarter was severely impacted by this seasonality and a number of other matters, most of which were short term or not anticipated. For example, RV sales were hurt by the decision of many dealers to hold the line on their inventories during the winter, resulting in a lower dealer inventory build during the quarter compared with last year. Ultimately, we adjusted production schedules, though not until late in the third quarter, which contributed to manufacturing inefficiencies. We also received an adverse judgment of $14.6 million in the Coleman litigation and incurred higher general and administrative expenses, including the start-up costs for our new shared ownership RV program, Fleetwood Vacation Club.”

For the first nine months of fiscal 2005, the Company incurred a net loss of $39.9 million or 72 cents per share, compared with a loss of $4.5 million or 12 cents per share in the same period of the prior year. Revenues for the first nine months increased 5 percent to $2.01 billion from $1.92 billion for the same period last year.

Recreational Vehicles Results

The RV Group generated an operating loss of $33.5 million in the third quarter, compared to operating income of $9.5 million last year. Motor home division operating income fell to $0.9 million from $14.1 million, while the towable division operating loss increased to $34.4 million from $4.6 million in the prior third quarter. Overall, the RV Group’s quarterly revenues were down 16 percent to $342.6 million from $410.0 million last year. Motor home sales for the third quarter decreased 15 percent compared with last year to $231.1 million and towable sales were down 19 percent to $111.5 million.

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Year to date, the RV Group incurred a $9.3 million operating loss, compared to operating income of $41.6 million in the prior year.  Motor home operating income decreased 19.5 percent to $32.9 million in the first nine months as a result of higher warranty and general and administrative costs.  The towable division incurred an operating loss of $42.2 million in the first nine months, compared to the prior year’s operating income of $0.7 million. Nine-month RV sales declined 1 percent to $1.28 billion compared with last year’s $1.30 billion. Motor home revenues rose 6 percent over last year to $851.3 million, while sales of towables dropped 13 percent to $427.3 million from a year ago.

“The primary factor in the RV Group’s quarterly operating loss was the decline in sales, particularly in towables,” Caudill said. “We continued to build RV inventories throughout the quarter, while our dealers chose not to build their inventories of our products during the period as they usually do in preparation for the spring selling season. We held the line on broad-based discounting of our motor home products near quarter end, and many dealers were not willing to drive up their inventories without these incentives. Other contributing factors in the Group’s loss included the adverse judgment in the Coleman case and increased warranty expenses.

“On the positive side, year-end retail statistics have been released for 2004,” Caudill continued, “and Fleetwood continues to lead the industry in Class A motor homes, and our share of Class C motor homes increased by one and a half percentage points during the year. In motor homes, we believe that our strong market share position will provide momentum for increased sales and a recovery in operating margin in the fourth quarter. Our towable division also stands to benefit from the Fleetwood brand in the longer term, and we believe that current product introductions will be competitive at price points designed to generate both increased sales and improved margins.”

Manufactured Housing Results

The Housing Group reported an operating loss of $14.0 million (after intercompany profit elimination) for the third quarter, compared with a loss of $10.0 million (after intercompany profit elimination) for the comparable period of the prior year. The wholesale division of the Housing Group incurred an operating loss of $4.4 million, while the retail division posted a loss of $9.0 million, compared with losses of $2.7 million and $7.8 million, respectively, for the same quarter last year.

Quarterly revenues for the Housing Group were $207.4 million, an 18 percent improvement over $176.5 million in last year’s third quarter. Revenues included $183.7 million of wholesale factory sales and $53.6 million of retail sales from Company-operated sales centers, before elimination of intercompany sales of $29.9 million. Wholesale division revenues increased 29 percent from last year’s $143.0 million, while retail division sales declined 20 percent from $66.9 million, and intercompany sales were down 11 percent from $33.4 million. Unit sales from Fleetwood retail stores decreased 31 percent to 884 homes. Our HomeOne Credit finance subsidiary originated $7.2 million of loans in the quarter, compared to $10.3 million in the third quarter last year.

Year to date, the Housing Group significantly narrowed its operating loss to $8.8 million from last year’s nine-month loss of $18.5 million, after adjusting for the effects of intercompany profit that is eliminated on retail division inventory. The wholesale division operating profit of $13.4 million was $8.1 million higher than the prior year, while the retail division improved as well, incurring an operating loss of $21.4 million for the first nine months compared to a loss of $24.7 million a year ago.

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For the first nine months of the fiscal year, Housing Group revenues climbed 15 percent to $677.9 million from $591.2 million in the prior year. Revenues included $593.3 million of wholesale factory sales and $184.9 million of retail sales from Company-operated sales centers, before elimination of intercompany sales of $100.3 million. Wholesale division revenues increased 20 percent from last year’s $493.8 million, while retail division sales declined 5 percent from $194.3 million, and intercompany sales were up 4 percent from $96.9 million. Our HomeOne Credit finance subsidiary originated $33.2 million of loans during the first nine months, compared to $31.5 million in the corresponding period last year.

“The wide gap between our wholesale and retail revenue trends illustrates the current market challenges in manufactured housing,” Caudill said. “We’re seeing an impressive growth in sales in some parts of the country, such as Florida and California, but other traditional strongholds such as the Carolinas and Texas continue to see steep declines. While the wholesale division is benefiting from the uptick in the areas that are recovering, our retail stores are concentrated in generally weaker markets. The dichotomy in market strength is also hurting operating results in wholesale, as the majority of our plants are not running at high-enough capacity to operate profitably. We have successfully pursued alternative markets for our homes, such as selling directly to community operators, and will continue to do so. We believe that this strategy, in conjunction with a slowly improving environment for manufactured housing, will enable us to show improvement in the Housing Group over the next several quarters.”

Lending Agreement

Fleetwood and the lending syndicate for its secured credit facility have entered into an amendment to the Company’s revolving credit facility that expands the line, improves seasonal financial flexibility and addresses a potential shortfall against the EBITDA covenant. The quarter’s results were such that Fleetwood would have been out of compliance with the previous version of the covenant. Further, the amended facility provides greater borrowing flexibility by raising the overall limit on borrowings to $175 million from $150 million, with an additional seasonal increase from October through April to $200 million. In addition, a limitation on borrowing against inventory within the Company’s asset borrowing base has been raised from $85 million to $110 million, with a seasonal increase to $135 million for the December through April time period. The borrowing base will also be supplemented by an additional $15 million once Fleetwood provides additional real estate collateral to the bank group, which it intends to do shortly.

At January 23, 2005, $59.4 million was outstanding under the amended facility, which is secured by receivables, inventory and certain other assets, primarily real estate. Borrowings under the facility will be used for working capital and general corporate purposes. The increased borrowing capacity in the immediate term will also permit the Company to meet its obligation of $20 million in advance rents, which it is required to pay within the next few days under a previously disclosed sale/leaseback arrangement.

The Company also announced it is presently engaged in constructive discussions with the new leadership and ownership teams at Coleman, but in the event that an acceptable agreement is not reached, then the additional borrowing capacity within the amended bank revolver would provide the necessary incremental availability with which to post a bond that would be required in order to appeal the Coleman judgment.

“We are very gratified by the support that our bank group has given us in amending the facility,” Caudill noted. “The opportunity to incorporate additional changes to the credit facility beyond simply amending the covenant was welcome, and we appreciate the efforts of all of our lenders.”

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Company Outlook

“We no longer believe we will be profitable in the fourth quarter,” Caudill concluded. “Some of the factors that caused the unanticipated magnitude of this quarter’s loss have continued into the fourth quarter. RV sales have not yet picked up quite as quickly as we projected, although we still believe that our finished goods inventory will be near customary levels by the end of the fiscal year. Quarter-to-date sales and backlogs for the Housing Group are well ahead of last year, although they still lag in the central part of the country. We continue to be encouraged by the demographics for both businesses, which point to continued growth over the next decade. Despite some recent negative events, we believe that Fleetwood will participate fully in the growth and future profitability of the industries.”

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EST/10:30 a.m. PST on Thursday, March 3, 2005. It will be broadcast live over the Internet at www.streetevents.com and www.fulldisclosure.com, and will be accessible from the Company’s website, www.fleetwood.com. An audio archive will also be available on the same websites shortly after the conclusion of the call.

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation’s largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; the Company’s ability to successfully meet its obligations with respect to Section 404 of the Sarbanes-Oxley Act; and the Company’s ability to obtain financing needed in order to execute its business strategies.

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